EXHIBIT 23.1



                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                            _____________________


We consent to the incorporation by reference in this registration statement of Community Capital Trust I, a subsidiary business trust of Community Bank System, Inc., on Form S-4 of our report dated January 24, 1997 (except for Note R for which the date is February 11, 1997) on our audits of the consolidated financial statements of Community Bank System, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in the Company's Annual Report on Form 10-
K.  We also consent to the reference to our firm under the caption "Experts."


/s/ COOPERS & LYBRAND LLP

Syracuse, New York
June 25, 1997